P.O. Box 25099 ▫ Richmond, VA 23260 ▫ Phone: (804) 359-9311 ▫ Fax: (804) 254-3584

PRESS RELEASE

CONTACT:	Candace C. Formacek		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3584
	Email:	investor@universalleaf.com

Universal Corporation Reports Annual Results

Richmond, VA, May 22, 2012 / PRNEWSWIRE

HIGHLIGHTS

Fiscal Year 2012

Diluted earnings per share of $3.25 after $1.42 in net unusual charges.

Segment operating income down 13%, to $223.5 million.

Revenues down 5%, to $2.4 billion.

Fourth Fiscal Quarter

Diluted earnings per share of $0.91, down $0.04 per share.

Net income down $1.4 million, to $25.8 million.

Revenues decreased 4%, to $654 million.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the fiscal year ended March 31, 2012, was $92.1 million, or $3.25 per diluted share, including the effect of the charge in the second fiscal quarter for the European Commission fine described below. That charge and other unusual items during the year amounted to a net pretax charge of $40.1 million ($1.42 per diluted share). Those results compare to last year’s net income of $156.6 million, or $5.42 per diluted share, which included unusual items amounting to a net pretax benefit of $5.3 million ($0.12 per diluted share). Segment operating income for the year, which excludes those unusual items, was $223.5 million, down $34.4 million compared with the prior year as lower results in the Company’s North America and Other Tobacco Operations segments were partially offset by improved performance in the Other Regions segment. The fiscal year 2012 results reflected the full impact of last year’s assignment of Brazilian farmer contracts to Philip Morris International (“PMI”), as well as the decline in processing volumes in the North America segment related to the expiration of customer contracts. Operating income in this period included $12 million in dividend income from unconsolidated subsidiaries. Revenues for fiscal year 2012 fell to $2.4 billion from $2.6 billion in the previous year, primarily due to lower leaf prices on slightly higher volumes.

For the fourth quarter of fiscal year 2012, net income was $25.8 million, or $0.91 per diluted share, compared to last year’s net income of $27.1 million, or $0.95 per diluted share. Results in both periods included the pretax effects of restructuring costs, which totaled $1.4 million ($0.03 per diluted share) in fiscal year 2012 and $7.5 million ($0.17 per diluted share) in fiscal year 2011. Segment operating income for the period decreased by $12.6 million compared with the prior year mostly as a result of the decline in processing volumes in the North America segment. Revenues for the quarter of $654 million were down about 4% on lower leaf prices in many origins and the reduced North America processing volumes.

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The following table sets forth the unusual items included in reported results, none of which are included in segment results:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions of dollars, except per share amounts)	2012	2011	2012	2011
(Charges) and gains
(Charge for) reversal of European Commission fines in Italy and Spain (1)	$—	$—	$(49.1)	$7.4
Restructuring and impairment costs, primarily in the United States, South America, and Europe (2)	(1.4)	(7.5)	(11.7)	(21.5)
Gain on fire loss insurance settlement in Europe (3)	—	—	9.6	—
Gain on sale of facility in Brazil (4)	—	—	11.1	—
Gain on assignment of farmer contracts and sale of related assets in Brazil (5)	—	—	—	19.4

Total effect on operating income	$(1.4)	$(7.5)	$(40.1)	$5.3

Total effect on net income	$(0.9)	$(4.8)	$(40.3)	$3.3

Total effect on diluted earnings per share	$(0.03)	$(0.17)	$(1.42)	$0.12

(1)	Fiscal year 2012 - fines and accumulated interest related to the September 9, 2011, decision by the General Court of the European Union rejecting an Italian subsidiary's application to reinstate immunity related to infringements of European Union antitrust law in the Italian raw tobacco market.
Fiscal year 2011 - the reversal of a portion of a European Commission fine recorded by an Italian subsidiary in 2005 related to the Spanish tobacco processing market, following a decision of the General Court of the European Union that reduced the amount of the fine by half.
(2)	Restructuring and impairment charges, primarily related to plant closures and workforce reductions in several areas.
(3)	Fire loss insurance settlement in June 2011 related to a plant fire in Europe in 2010. The operating assets have been replaced.
(4)	Sale of land and storage buildings in Brazil in November 2011.
(5)	Assignment of farmer production contracts and related assets in Brazil in October 2010.

Mr. Freeman stated, “We delivered sound results in fiscal year 2012 despite oversupply conditions that reduced green tobacco prices in many of the major markets and pressured margins. We operate with strong local management in our leaf origins and the knowledge of these management teams, coupled with our global coordination efforts, enabled us to execute well in the difficult environment. We successfully managed our risk of excess inventories and ended the year with lower uncommitted inventory levels than the same period last year. We also maintained our focus on fiscal conservatism and ended the period with a stronger balance sheet position, including an increase in cash of about $120 million.

“Beyond the oversupplied markets, fiscal year 2012 offered many challenges. Our results included several unusual charges and benefits, including the charge for the European Commission fine. We also had a significant decline in our processing volumes in the United States due to the expiration of processing contracts there. In Brazil, we saw the effect of reduced sales of leaf due to the assignment of some of our farmer contracts to PMI last year. We have also had success in broadening our customer base during this period, and we continue to strengthen our relationships with our existing customers.

“As we move into fiscal year 2013, we are seeing crop sizes come down in most of the key sourcing areas for flue-cured and burley tobacco, and consequently, we expect that our overall sales volumes will decline. In the United States, crop levels should recover after last year’s hurricane damage. However, we do not expect to benefit from the same level of sales of uncommitted inventories there, as those stocks have been depleted. These crop and inventory reductions reflect the cyclical nature of our business. With smaller crop sizes, global markets are beginning to strike a balance between supply and demand. Overall, green leaf prices have stabilized, and we are also seeing higher prices for certain types of tobacco such as quality flavor flue-cured and burley leaf, as well as oriental tobacco.

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“Our entire organization continues to focus on delivering a consistent, compliant product that is valued by our customers, especially in today’s increasingly regulated world. We are committed to strengthening the integrity of the leaf tobacco supply chain, which includes measureable efforts to promote sustainable production. We believe our global reach, our strong regional management teams, and our long-term focus on being a global quality leaf service provider will continue to differentiate us from the other suppliers and dealers in the industry.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Fiscal Year 2012

For the fiscal year ended March 31, 2012, operating income for the flue-cured and burley leaf tobacco operations, which includes the North America and Other Regions segments, was about $211 million, an 8% decrease compared to the prior year’s results of about $229 million. The decline reflected improved operating results for the year in the Other Regions segment, which were outweighed by reduced earnings in the North America segment. Revenues for the group were down about 3%, to $2.2 billion due to lower leaf prices, despite higher volumes for the year.

Operating income of $180.7 million for the Other Regions segment was up 6%, compared to $170 million for the prior year. In Africa, higher sales volumes in some origins, partly due to completion of more shipments prior to fiscal year-end, mitigated tighter margins and lower third-party processing income. Earnings also benefitted from the reversal of statutory severance obligations there. Earnings in the South America region were down, although the effect of reduced sales volumes related to last year’s assignment of farmer contracts was moderated significantly by increased sales to new and existing customers, as well as lower costs from restructuring activities and a smaller farmer base in Brazil. In Europe, results improved on higher shipments and an insurance recovery, while Asia experienced declines in the period, primarily due to reduced trading volumes and inventory adjustments. Selling, general, and administrative expenses for the segment were flat for the year, and cost of goods sold declined about 4% due mostly to reduced green leaf prices and the effect of increased toll processing in Brazil. In addition, results for the Other Regions segment included $12 million in dividend income from unconsolidated subsidiaries. Revenues for the segment of $1.9 billion were relatively flat as higher overall volumes combined with lower prices in most regions and a less favorable mix.

Operating income for the North America segment declined by $29.2 million to $30.0 million for fiscal year 2012, as results included the full impact of lower toll processing volumes there. The lower processing volumes were partly mitigated by reduced overhead costs, including savings from restructuring initiatives. Results for both fiscal years 2012 and 2011 also reflected sales of uncommitted leaf inventories. Revenues for the segment were down 8% to $314.2 million.

Fourth Quarter

Operating income for the fourth quarter ended March 31, 2012 for flue-cured and burley leaf tobacco operations, was $40.1 million compared with $48.4 million for the fourth quarter of the previous year. Earnings improvement in the Other Regions segment for the quarter was more than offset by the earnings decline for the North America segment. Revenues for the group declined as well to $548.3 million from last year’s $572.5 million level primarily on lower green leaf prices in most regions.

Operating earnings for the quarter in the Other Regions segment were up 8% to $33.9 million. Higher shipments on larger crops and earlier shipment timing comparisons buoyed results in Africa. South America also saw stronger volumes compared with the same period last year, however operating margins were reduced on increased selling, general, and administrative costs because of a gain on sale of the storage facility which benefitted the previous year. Earnings in Europe improved on earlier timing of some shipments and third-party processing, as well as reduced administrative costs, including foreign currency exchange gains. Asia results for the quarter were negatively affected by inventory writedowns, while volumes remained comparable. Revenues for the Other Regions segment were down about $6 million to $470.1 million as the effects of lower green prices and a weaker product mix were nearly offset by stronger shipment volumes.

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Operating earnings for the North America segment of $6.2 million in the fourth fiscal quarter compared with $16.9 million for the same period last year. Results were significantly affected in the quarter by lower toll processing volumes. Trading volumes were also down slightly, reducing the favorable impact of lower selling, general, and administrative expense from restructuring savings and smaller incentive accruals. The processing volume decline similarly reduced revenues, which were down $18.2 million to $78.1 million for the quarter.

OTHER TOBACCO OPERATIONS:

In the Other Tobacco Operations segment, operating income for fiscal year 2012 declined by $15.8 million to $12.8 million, due primarily to lower volumes and margins in the dark tobacco operations as a result of a decline in global market sales. The oriental joint venture also experienced declines on lower overall sales volumes and margins for the year, partially mitigated by reduced overhead costs and the benefit from business realignment charges taken in the prior year. For the fourth quarter, segment operating results decreased by $4.4 million to $8.8 million primarily because of lower results in the dark tobacco operations.

Revenues for this segment for fiscal year 2012 decreased by $47.5 million, to $239.2 million. The majority of this change was due to the transfer of Special Services business to the Other Regions segment and lower dark tobacco volumes. Revenues for the quarter however, declined by only $2.0 million, or 2%, as these similar factors were counterbalanced by an increase in sales due to the timing of shipments of oriental tobaccos to the United States compared with the same period in the previous year.

OTHER ITEMS:

Cost of goods sold decreased by about 4% to $2.0 billion for the year ended March 31, 2012 and by about 3% for the fourth quarter compared with the previous year, primarily as a result of reduced green leaf prices in most origins, offset somewhat by higher volumes in both periods. Selling, general, and administrative costs fell by $7.4 million for the year and increased about $2.7 million for the fourth quarter compared to the previous year. The full year decline included a favorable comparison on costs related to a smaller farmer base in South America and a positive variance from the reversal of non-income tax provisions due to a favorable tax ruling in South America, partially offset by unfavorable variances on currency remeasurement primarily in South America and Asia. The increase in the fourth quarter was due mainly to the prior year’s gain on the sale of a storage facility in South America.

Interest expense was down 1% to $22.8 million for the full year and down about 6% to $5.5 million for the fourth quarter ended March 31, 2012, compared with the same periods in the previous year, primarily reflecting lower average borrowing levels. Interest income for fiscal year 2012 was about $1.4 million lower, due to the previous year’s recognition of interest income on the return of funds that had been escrowed to bond the appeal of the European Commission fine in Spain.

The consolidated effective income tax rates on pretax earnings were approximately 29% and 38% for the quarter and fiscal year ended March 31, 2012. The rate for the year was higher because the Company did not record an income tax benefit on the non-deductible fine portion of the charge for the European Commission fine and interest in Italy. Without that item, the effective income tax rate for the year would have been approximately 29%. That rate and the effective rate for the quarter were lower than the 35% federal statutory rate primarily due to the effect of exchange rate movements on deferred taxes and recognition of benefits on prior year operating losses of certain foreign subsidiaries, and to recoveries of state income taxes. The effective income tax rates for the quarter and year ended March 31, 2011, were approximately 40% and 32%, respectively. The effective rate for the full year was less than the statutory rate due to the reversal of previously recorded liabilities for uncertain tax positions and recognition of benefits on prior year operating losses of certain foreign subsidiaries. The effective rate for the fourth quarter of fiscal 2011 was higher partly because tax benefits were not realized on the full amount of restructuring costs related to the closure of the Canadian operations.

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In September 2011, the Company announced that the General Court of the European Union issued a decision rejecting the appeal of Deltafina, S.p.A, its Italian subsidiary. That appeal related to the European Commission’s revocation of Deltafina’s immunity from a fine of €30 million (about $41 million on September 9, 2011) assessed against Deltafina and Universal jointly for actions in connection with Deltafina’s purchase and processing of tobacco in the Italian raw tobacco market between 1995 and 2002. Deltafina has appealed the decision of the General Court to the European Court of Justice. The appeal process could take up to two years. Effective with the September 9, 2011 General Court decision, the Company recorded a charge for the full amount of the fine (€30 million) plus accumulated interest (€5.9 million). The charge totaled $49.1 million at the exchange rate in effect on the date of the General Court decision.

In November 2011, the Company sold land and storage buildings in Brazil in exchange for other property and $9.4 million in cash. The transaction resulted in a gain of $11.1 million, which is reported in other income in the consolidated statements of income.

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Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2011.

At 5:00 p.m. (Eastern Time) on May 22, 2012, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 6, 2012. A taped replay of the call will be available through June 12, 2012, by dialing (855) 859-2056. The confirmation number to access the replay is 82743607.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2012, were $2.4 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011

Sales and other operating revenues	$653,966	$680,215	$2,446,877	$2,571,527
Costs and expenses
Cost of goods sold	542,863	561,437	1,974,885	2,063,194
Selling, general and administrative expenses	67,654	64,939	251,639	259,042
Other income	—	—	(20,703)	(19,368)
Restructuring and impairment costs	1,441	7,540	11,661	21,504
Charge for (reversal of) European Commission fines in Italy and Spain	—	—	49,091	(7,445)
Operating income	42,008	46,299	180,304	254,600
Equity in pretax earnings (loss) of unconsolidated affiliates	5,459	7,681	3,195	8,634
Interest income	74	109	1,314	2,723
Interest expense	5,462	5,813	22,835	23,058
Income before income taxes and other items	42,079	48,276	161,978	242,899
Income taxes	12,187	19,512	61,159	78,349
Net income	29,892	28,764	100,819	164,550
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(4,137)	(1,648)	(8,762)	(7,985)
Net income attributable to Universal Corporation	25,755	27,116	92,057	156,565
Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)
Earnings available to Universal Corporation common shareholders	$22,042	$23,403	$77,207	$141,715

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$0.95	$1.00	$3.32	$5.94
Diluted	$0.91	$0.95	$3.25	$5.42

See accompanying notes

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2012	March 31, 2011

ASSETS
Current
Cash and cash equivalents	$261,699	$141,007
Accounts receivable, net	390,790	335,575
Advances to suppliers, net	135,317	160,616
Accounts receivable - unconsolidated affiliates	7,370	10,433
Inventories - at lower of cost or market:
Tobacco	682,095	742,422
Other	53,197	48,647
Prepaid income taxes	20,819	18,661
Deferred income taxes	51,025	47,009
Other current assets	88,317	73,864
Total current assets	1,690,629	1,578,234

Property, plant and equipment
Land	17,087	14,851
Buildings	228,982	257,380
Machinery and equipment	537,031	555,316
	783,100	827,547
Less accumulated depreciation	(479,908)	(510,844)
	303,192	316,703
Other assets
Goodwill and other intangibles	99,266	99,546
Investments in unconsolidated affiliates	93,312	115,478
Deferred income taxes	23,634	18,177
Other noncurrent assets	56,886	99,729
	273,098	332,930

Total assets	$2,266,919	$2,227,867

See accompanying notes

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2012	March 31, 2011

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Notes payable and overdrafts	$128,016	$149,291
Accounts payable and accrued expenses	187,790	213,014
Accounts payable - unconsolidated affiliates	295	4,154
Customer advances and deposits	16,832	8,426
Accrued compensation	30,659	30,201
Income taxes payable	12,866	12,265
Current portion of long-term obligations	16,250	95,000
Total current liabilities	392,708	512,351

Long-term obligations	392,500	320,193

Pensions and other postretirement benefits	140,529	102,858

Other long-term liabilities	90,609	50,213

Deferred income taxes	44,583	42,847

Total liabilities	1,060,929	1,028,462

Shareholders' equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Series B 675% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at March 31, 2011)	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,257,175 shares issued and outstanding (23,240,503 at March 31, 2011)	196,135	191,608
Retained earnings	854,654	825,751
Accumulated other comprehensive loss	(80,361)	(44,776)
Total Universal Corporation shareholders' equity	1,183,451	1,185,606

Noncontrolling interests in subsidiaries	22,539	13,799

Total shareholders' equity	1,205,990	1,199,405

Total liabilities and shareholders' equity	$2,266,919	$2,227,867

See accompanying notes.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Fiscal Year Ended March 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$100,819	$164,550
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	42,158	43,654
Amortization	1,708	1,618
Provisions for losses on advances and guaranteed loans to suppliers	11,930	18,666
Inventory write-downs	8,324	8,539
Stock-based compensation expense	5,987	5,893
Foreign currency remeasurement loss (gain), net	2,253	(4,424)
Gain on fire loss insurance settlement	(9,592)	—
Gain on sale of property in Brazil	(11,111)	—
Gain on assignment of farmer contracts and sale of related assets	—	(19,368)
Restructuring and impairment costs	11,661	21,504
Charge for (reversal of) European Commission fines in Italy and Spain	49,091	(7,445)
Other, net	23,147	(2,394)
Changes in operating assets and liabilities, net	(36,589)	(176,575)
Net cash provided by operating activities	199,786	54,218
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(38,174)	(39,129)
Proceeds from assignment of farmer contracts and sale of related assets	—	34,946
Proceeds from sale of property, plant and equipment, and other	18,366	5,575
Proceeds from fire loss insurance settlement	9,933	—
Other, net	—	260
Net cash provided (used) by investing activities	(9,875)	1,652
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(17,388)	(39,350)
Issuance of long-term obligations	100,000	—
Repayment of long-term obligations	(96,250)	(15,000)
Dividends paid to noncontrolling interests	(103)	(100)
Issuance of common stock	134	—
Repurchase of common stock	(4,004)	(46,929)
Dividends paid on convertible perpetual preferred stock	(14,850)	(14,850)
Dividends paid on common stock	(44,711)	(45,321)
Proceeds from termination of interest rate swap agreements	13,388	—
Other	(3,539)	—
Net cash used by financing activities	(67,323)	(161,550)
Effect of exchange rate changes on cash	(1,896)	734
Net increase (decrease) in cash and cash equivalents	120,692	(104,946)
Cash and cash equivalents at beginning of year	141,007	245,953
Cash and cash equivalents at end of year	$261,699	$141,007

See accompanying notes.

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NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At March 31, 2012, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $20 million, ($26 million face amount including unpaid accrued interest, less $6 million recorded for the fair value of the guarantees). About 90% of these guarantees expire within one year, and all of the remainder expire within two years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make at March 31, 2012, was the face amount, $26 million including unpaid accrued interest ($73 million at March 31, 2011). The fair value of the guarantees was a liability of approximately $6 million at March 31, 2012 ($21 million at March 31, 2011). In addition to these guarantees, the Company has other contingent liabilities totaling approximately $4 million.

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NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2012	2011	2012	2011

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$25,755	$27,116	$92,057	$156,565
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	$22,042	$23,403	$77,207	$141,715
Denominator for basic earnings per share
Weighted average shares outstanding	23,251	23,400	23,228	23,859

Basic earnings per share	$0.95	$1.00	$3.32	$5.94

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$22,042	$23,403	$77,207	$141,715
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,713	3,713	14,850	14,850
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	$25,755	$27,116	$92,057	$156,565

Denominator for diluted earnings per share:
Weighted average shares outstanding	23,251	23,400	23,228	23,859
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,782	4,758	4,772	4,750
Employee share-based awards	397	327	339	279

Denominator for diluted earnings per share	28,430	28,484	28,339	28,888

Diluted earnings per share	$0.91	$0.95	$3.25	$5.42

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NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2012	2011	2012	2011

SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$78,147	$96,376	$314,248	$340,366
Other regions (1)	470,113	476,084	1,893,388	1,944,410
Subtotal	548,260	572,460	2,207,636	2,284,776
Other tobacco operations (2)	105,706	107,755	239,241	286,751

Consolidated sales and other operating revenues	$653,966	$680,215	$2,446,877	$2,571,527

OPERATING INCOME

Flue-cured and burley leaf tobacco operations:
North America	$6,173	$16,895	$30,037	$59,278
Other regions (1)	33,938	31,459	180,670	169,989
Subtotal	40,111	48,354	210,707	229,267
Other tobacco operations (2)	8,797	13,166	12,841	28,658

Segment operating income	48,908	61,520	223,548	257,925

Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(5,459)	(7,681)	(3,195)	(8,634)
Restructuring and impairment costs (4)	(1,441)	(7,540)	(11,661)	(21,504)
Charge for (reversal of) European Commission fines in Italy and Spain (4)	—	—	(49,091)	7,445
Add: Other income (4)	—	—	20,703	19,368

Consolidated operating income	$42,008	$46,299	$180,304	$254,600

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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